FORM OF
                         EXPENSE LIMITATION UNDERTAKING

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105

                                                                 July 6, 2005

AllianceBernstein Blended Style Series, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

          Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, with respect to the series of AllianceBernstein Blended Style Series, Inc. (the "Fund") identified below (each, a "Portfolio"), we shall cause the aggregate operating expenses of every character incurred to be limited to the amount as a percentage of a Portfolio's average daily net assets indicated in the chart below for each class of shares of such Portfolio (collectively, the "Limitations").

                                                            Advisor
                              Class A   Class B   Class C   Class    Class R   Class K   Class I
         Portfolio            Shares    Shares    Shares    Shares   Shares    Shares    Shares
         ---------            ------    ------    ------    ------   ------    ------    ------
 AllianceBernstein 2000       1.20%     1.90%     1.90%     0.90%    1.40%     1.15%     0.90%
 Retirement Strategy
 AllianceBernstein 2005       1.20%     1.90%     1.90%     0.90%    1.40%     1.15%     0.90%
 Retirement Strategy
 AllianceBernstein 2010       1.35%     2.05%     2.05%     1.05%    1.55%     1.30%     1.05%
 Retirement Strategy
 AllianceBernstein 2015       1.35%     2.05%     2.05%     1.05%    1.55%     1.30%     1.05%
 Retirement Strategy
 AllianceBernstein 2020       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy
 AllianceBernstein 2025       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy
 AllianceBernstein 2030       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy
 AllianceBernstein 2035       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy
 AllianceBernstein 2040       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy
 AllianceBernstein 2045       1.50%     2.20%     2.20%     1.20%    1.70%     1.45%     1.20%
 Retirement Strategy

          To determine the amount of a Portfolio's expenses in excess of the relevant Limitations, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating those Limitations based on the number of days elapsed within the fiscal year of that Portfolio (the "Prorated Limitations"). The Prorated Limitations shall be compared to the expenses of the Portfolio recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Portfolio's current day (the "Allowable Expenses"). If the expenses of the Portfolio for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse you accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of a Portfolio's fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term.

          We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Portfolios on Form N-1A with the Securities and Exchange Commission, in accruing the Portfolios' expenses for purposes of calculating net asset value per share and for other purposes, and expressly permit you to do so.

                                 Very truly yours,

                                 ALLIANCE CAPITAL MANAGEMENT L.P.

                                 By:    Alliance Capital Management Corporation,
                                               its general partner


                                 By:    _____________________________________

00250.0448 #564192v8